Code of Ethics

Pictet Asset Management

July 2022

CONT ENT S

1Overview ___________________________________________5

1.1Introduction _________________________________5

1.2Persons Covered by the Code ___________________5

1.3General Principles ____________________________7

1.3.1 Complying with Laws and

Regulations ______________________________7

1.3.2Anticompetitive Activities _______________8

1.3.3Illegal Use of Pictet's Funds and

False Records ____________________________8

1.4Anti-Abuse Provision __________________________9

1.5Global Co-Heads of Compliance _________________9

1.6Code Interpretation and Enforcement _____________9

1.6.1Dispensation ________________________10

1.7Reporting Code Violations _____________________10

1.8Sanctions for Breaches of the Code _____________10

1.9Certification of Compliance ____________________12

1.10Confidentiality _____________________________12

1.11Interaction of the Code with Other PAM

Policies and Procedures _________________________12

2 Personal Account Dealing Rules ("PA Dealing Rules") _______13

2.1Legal Requirements__________________________13

2.2Definitions _________________________________14

2.3Pre-Clearance of Personal Transactions __________15

2.3.1Pre-Clearance_______________________15

2.3.2Exemptions from the requirements

to pre-clear and from the requirements of

section 2.4 ______________________________17

2.4Restrictions on Activities ______________________17

2.4.1"Large Cap" Exemption________________17

2.4.2Blackout Periods_____________________18

2.4.3Investment Professionals Investing

in Securities Held by Funds Managed by

Their Team _____________________________18

2.4.4Interested Transactions _______________20

2.4.5Initial Public Offerings (IPO), Private Placements, or Convertible Issues ___________20

2.4.6Limit Orders / Stop-loss orders __________20

2.4.7Short Selling ________________________21

2.4.8Personal Account Trading on Margin

or Spread Betting_________________________21

2.4.9Personal transactions in an Account where the employee has no direct or indirect influence or control _________________21

2.5Trading within 30 days of an opposite

transaction ("30-day rule)_________________________21

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2.5.1Application of 30-day rule ______________21

2.5.2Dis-application of 30-day rule ___________22

2.6Reporting of Transactions and Disclosures of

Holdings______________________________________22

2.6.1Broker confirmation___________________22

2.6.2Quarterly Transaction Reports __________23

2.6.3Disclosure of Personal Holdings _________24

2.6.4Important Notes _____________________24

2.7Record Keeping Requirements _________________25

2.8Waiving the requirements of the Pictet

Personal Account Dealing Rules ___________________25 2.9 Maximum number of transactions per month

(Pictet Directive 8) ______________________________25 2.10 Employees operating an account at Pictet group entities __________________________________26 2.11 Personal Account dealing rule applicability table _________________________________________26 3 Gifts and Entertainment ______________________________27

3.1Introduction ________________________________27

3.2Requirements_______________________________30

3.2.1General Principles ___________________30

3.2.2Acceptable Gifts at all times without Compliance pre-approval or post-

reporting _______________________________31

3.2.3Limits and Rules for the receipt and

provision of Gifts and Entertainment __________31

3.2.4Business Meals______________________32

3.3Limits and Prohibitions for the Receipt of Gifts

and Entertainment – Global requirements ____________34 3.4 Limits and Prohibitions for the Provision of

Gifts and Entertainment – Global requirements ________37 3.5 Determination of the value of a gift or entertainment __________________________________39

3.6Considerations for the approval of a gift or entertainment __________________________________39

3.7Prohibited Behaviour _________________________39

3.8Provision of Gifts or Entertainment to certain

US clients_____________________________________40

3.9Other Considerations _________________________40

3.9.1Travel to and Accommodation at Entertainment Events or seminars/conferences _____________________40

3.9.2Leave for Entertainment _______________40

3.9.3Christmas Charity Raffle_______________40

3.10Record Keeping ____________________________41

3.11Failure to Report Gifts and Entertainment ________41

3.12US Political Contributions ____________________41

4 Dealing with Personal Conflicts of Interest ________________42

4.1 Introduction ________________________________42

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4.2Self-Dealing ________________________________43

4.3Outside Activities ____________________________43

4.4Accepting Honoraria _________________________43

4.5Accepting Fiduciary Appointments_______________44

4.6Public sector and Political activity _______________44

4.7Serving as an External Director or Officer of a

Public Company or Client entity ____________________44

4.7.1 Additional comments where

employees act as officers of a client entity _____45

4.7.2Annual declaration by all employees _____45 5 Respecting Pictet Confidential Information ________________45

5.1In General _________________________________45

5.2Client Information____________________________45

5.3Talking to the Press __________________________46

5.3.1Background ________________________46

5.3.2Minimum Standards __________________46

5.4Pictet Proprietary Information___________________47 6 Pictet Group Governance Pillars ________________________47

6.1 Management Commitment and

Communication ________________________________47

6.2Incentives__________________________________48

6.3Employees Qualifications and Training ___________48

6.4Three Lines of Defence _______________________48

6.5Monitoring and Control________________________48

7 Data Retention _____________________________________49

8 PAM Security Policy _________________________________50 Appendix A – Definition of Beneficial Ownership _____________51

Appendix B – Template Letter to Request Broker to Supply Copy Information On Personal Accounts to

Compliance _________________________________________52

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1 OVERVIEW

1.1 Introduction

Today's financial services marketplace is filled with a host of new challenges, changes and opportunities. Amidst these, there is one guiding principle, which will always remain constant: the mandate for integrity. Furthermore, the Senior Managing Partner of the Pictet Group has stated that Pictet's objective is to operate to a standard of absolute integrity in all its activities.

Only by conducting ourselves and our business in accordance with the highest standards of loyalty, due skill care and diligence, and legal, ethical and moral integrity can we achieve our vision of excellence and our goals for the future. Therefore, we always place the interests of our clients first and treat our clients fairly.

This Code of Ethics ("the Code") does not cover every eventuality that may arise in the course of the business activities of the Pictet Asset Management business line ("PAM"), but it sets out both the basic principles and the practical steps which must be taken by PAM and its employees (including permanent and temporary employees, and applicable contractors, hereafter referred to as "employees") to ensure their conduct is at all times consistent with the highest standards of honesty, integrity, loyalty, due skill care and diligence and fair dealing required under relevant securities laws and expected by our clients.

The Code is based on the Pictet core values of respect, integrity, excellence and independence, and has been established in accordance with SEC Rule 204A-1 of the Investment Advisers Act 1940, and SEC Rule 17j-1 of the Investment Company Act 1940. It also complies with the rules of other regulatory authorities that regulate PAM, including the Financial Conduct Authority ("FCA"), the Swiss Financial Market Supervisory Authority ("FINMA"), the Monetary Authority of Singapore ("MAS"), the Commission de Surveillance du Secteur Financier ("CSSF"), and the Hong Kong Securities & Futures Commission ("SFC") together with the internal provisions imposed by the Pictet Group.

The Executive Committee of PAM ("PAM ExCo") is responsible for ensuring that there are adequate systems and controls in place to manage and mitigate the conflicts arising from the behaviour of employees. Therefore, this Code has been approved by and has the support of the PAM ExCo.

1.2 Persons Covered by the Code

SEC rules require that SEC registered Investment Advisers define who must comply with the Code. Put simply, the Code must apply to any person who has access to non-public information regarding clients' purchase or sale of securities, or the portfolio holdings of any client account, is involved in making discretionary decisions for clients, or who has access to such decisions that are non-public. The SEC expects the definition of these "Access Persons" to be widely drawn for investment management firms.

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Therefore, the PAM ExCo has decided that all PAM employees wherever located, except for PAMJ which has its own internal rules, are deemed to be Access Persons and therefore must comply with all the provisions of this Code.

For the sake of clarity, this includes all PAM business line employees, including permanent, temporary, graduates, interns and contractors, in the following entities:

"Pictet Asset Management Ltd;

"Pictet Asset Management SA;

"Pictet Asset Management (Singapore) Pte Ltd;

"Pictet Asset Management Inc;

"Pictet Asset Management (Hong Kong) Limited;

"Pictet Asset Management (Europe) SA and its Branches in Belgium, France, Germany, Italy, the Netherlands and Spain;

"Pictet Securities Investment Consulting Enterprise (Taiwan) Ltd; and

"Pictet Asset Management (USA) Corp

"Pictet Private Fund Management (Shanghai) Limited

In the case of any dispute over the applicability of this Code, the decision of either of the Global Co-Heads of Compliance shall be final.

Each person is responsible for maintaining the highest ethical standards when conducting business. This includes the following:

"Always placing the interests of our clients first;

"Ensuring that all personal securities transactions are conducted in compliance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

"Ensuring that the identity of security holdings and financial circumstances of clients remains confidential;

"Ensuring the independence in the decision-making process of Pictet, including any entity of the Pictet Group; and

"Not using your position within PAM inappropriately or taking part in any fraudulent or manipulative practice.

"Consistently following all PAM Policies and Procedures

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1.3 General Principles

The general principles discussed in this section govern all conduct whether or not the conduct is also covered by the specific standards and procedures set forth below.

1.3.1 Complying with Laws and Regulations

Numerous laws, rules and regulations of the countries where PAM offices are based, together with the countries where we do business and our clients are based apply to the business activities of PAM, and it is of course essential that PAM fully complies with these regulations.

As an employee, you are expected to conduct all business dealings in compliance with applicable laws and regulations. Breaching any of them could subject you and/or PAM to criminal, regulatory and / or civil penalties. All employees are responsible for ensuring that they have adequate knowledge of the regulatory requirements applicable to their activities and to apply expected standards in their daily work. If you have questions about any of these laws or regulations or how they apply to particular situations, ask your departmental head or consult the Compliance Department.

Examples, not exhaustive, of activities prohibited by Regulations and Criminal laws include:

"Not ensuring the fair treatment of clients

"Market abuse, including insider dealing and market manipulation

"Providing, accepting or soliciting anything of value with the intention of influencing / being influenced or rewarded in connection with PAM's business or in return for confidential information;

"Stealing, embezzling or misapplying PAM's funds or assets;

"Using PAM's funds or assets to finance political campaigns;

"Mis-using legal records and documents and client lists;

"Obtaining unauthorised access to a client's records;

"Knowing that a criminal offence has been committed and helping the criminal avoid detection or punishment;

"Making false reports to clients, government and/or regulatory officials;

"Using software knowing there is a breach of a licensing agreement; and

"Money Laundering and Terrorist Financing.

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1.3.2 Anti-competitive Activities

The Sherman Antitrust Act in the United States prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific breach of this Act could be a formal or informal agreement between you and a competitor of Pictet to fix prices, allocate markets, allocate clients or refuse to deal with particular suppliers or clients.

If you are in contact with other investors in a company in which PAM invests, for example in relation to a corporate event, such as a takeover bid, or to seek to encourage a change in strategy, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how PAM conducts its business, unless you first have the approval of PAM Legal or Compliance, and the appropriate CIO. Furthermore, any discussion with the press must only take place after this approval, and any informal discussion must be completed with a file note explaining the purpose, main discussion points and conclusion of the meeting. You should be especially careful at social or professional gatherings and at trade association meetings where discussions or exchanges of information relating to competitive matters could occur.

1.3.3 Illegal Use of Pictet's Funds and False Records

The purpose of any transaction that relates to Pictet's funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below:

"Establish or maintain secret or unrecorded funds;

"Engage in any transaction knowing that part or all of a payment is to be used for unlawful or improper purposes;

"Record or participate in recording incorrect, fictitious or misleading entries in Pictet's books or records;

"Use Pictet's funds or corporate assets for political contributions in connection with political elections. Some US States have strict laws restricting the use of corporate funds or assets in connection with state elections, and such contributions could prevent PAM from soliciting for business in those states. "Corporate assets" include your time during regular working hours, Pictet's equipment and supplies, office space, clerical help and advertising facilities;

"Make any payment for an expressed purpose on Pictet's behalf to any individual who you know, or suspect intends to use the money for a different purpose; and

"Make payments of cash or other items of value to political candidates, government officials, other businesses or individuals that are designed to influence the judgement or actions of the recipients in connection with any Pictet activity.

Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under any relevant laws or regulations, should be directed to the Compliance Department.

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1.4 Anti-Abuse Provision

Due to the nature of the requirements of this code, PAM is largely reliant on the honesty and integrity of its employees, primarily through full and complete declarations, to ensure full compliance with both the spirit and principles of this Code, as well as the letter of it.

The PAM ExCo strongly supports full compliance with this Code and therefore all employees are required to:

•Comply with the principle, spirit and letter of the requirements of this Code;

•Not take any actions that would compromise or breach such full compliance; and

•Seek guidance in resolving potential issues or whenever in doubt,

1.5Global Co-Heads of Compliance

The Global Co-Heads of Compliance of PAM are David Cawthrow and Karine Valtanen, who, in conjunction with local Heads of Compliance, are responsible for the following:

"Establishing and interpreting the requirements of the Code;

"Determining whether violations of the Code have occurred;

"Reviewing the contents of the Code on a regular basis;

"Updating the Code. Significant changes to the core principles require the approval of ExCo, but minor amendments and clarifications may be made at the discretion of either one of the Global Co-Heads of Compliance and the Chief Risk Officer.

"Determining, in conjunction with HR and the PAM ExCo, the nature of any sanctions that may be imposed against employees for violations of the Code; and

"Reporting at least annually on compliance with the Code to the PAM ExCo.

1.6Code Interpretation and Enforcement

The Global Co-Heads of Compliance shall interpret, monitor compliance with and enforce the Code. The interpretation of either of the Global Co-Heads of Compliance shall be final.

All violations of this Code will be reported by the Global Co-Heads of Compliance to the PAM ExCo who, in conjunction with HR, may impose such sanctions, including deductions from an individual's variable compensation, as it deems appropriate, in accordance with section 1.8 of this Code.

Material violations of this code may also, where appropriate, be reported to any client with respect to whose securities the violation has occurred or who may be deemed to have been disadvantaged by the violation.

From time to time the Global Co-Heads of Compliance may issue interpretations to facilitate compliance with the Code. These shall be appended to the Code and shall be considered part of it. A violation of any clarification shall be deemed a violation of the Code itself.

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1.6.1 Dispensation

Application can be made to the Global Co-Heads of Compliance or local Heads of Compliance on a case-by-case basis for dispensation from certain provisions of the Code. Dispensations are granted only in exceptional circumstances, where it can be established that:

"The exemption is within the spirit of the Code and is compliant with applicable laws and regulations.

"No conflict of interest arises, and no client would be disadvantaged or potentially disadvantaged because of the dispensation;

"An employee, by virtue of his / her position and knowledge, does not have an unfair advantage (for example, of information on client recommendations or transactions in a security or an equivalent security);

"The position of the employee (e.g. dispensation may be granted on a hardship basis);

"The general position of PAM in respect of its fiduciary duties and its disclosure obligations is not in any way harmed or compromised.

Every dispensation will be documented as it occurs. A breach of a dispensation constitutes a breach of this Code.

1.7 Reporting Code Violations

. If you become aware of any violation of this Code, either by yourself or others, you must report it immediately to your local Head of Compliance.

Compliance will retain records of breaches of this Code, and any action taken as a result of the breach, for at least 5 years.

1.8 Sanctions for Breaches of the Code

We take into consideration compliance with this Code of Ethics and PAM policies and procedures, (including applicable local individual conduct and senior management regimes, such as the FCA Senior Management & Certification Regime ("SMCR"), the MAS Individual Accountability and Conduct Regime and the SFC Manager-in-Charge regime) in employees' appraisals and remuneration decisions. We will promptly investigate reports of suspected violations and evaluate them on a case-by-case basis. Any significant failures or misconduct may lead to personal sanctions, including reprimands, warnings, demotion, clawbacks (malus), reductions in variable compensation, termination of employment / contract and, when appropriate, reporting to the authorities.

This also applies to individuals who fail to take reasonable care to identify and report violations, managers who fail to supervise properly, individuals who withhold material information when asked to disclose the details of a violation, as well as line managers who approve or tolerate violations or seek to retaliate against anyone who has reported violations or identified the individual responsible for them.

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In relation to the Rules on Personal Account Dealing, the typical sanctions operate on a sliding scale and are set out below:

Typical Sanctions

Flagrant breach of the Rules	Warning or dismissal depending on the
circumstances, together with a reversal of the
breaching trade(s) (no profits to employees)

Repeated failure to comply with the Rules due to	Ban on personal trading for an agreed period
negligence	together with a reversal of the breaching trade(s) (no
profits to employees)

Infrequent failures to comply with the Rules, or	Possible reversal of the breaching trade(s) (no profits
innocent or passive breaches	to employees) at the discretion of the local Head of
Compliance

Any profit realised, or loss avoided as a result of a breach of this Code of Ethics should generally be paid over to a recognised charity. For the avoidance of any possible impropri- ety, the individual should have no connection with the charity, for example alumni of a uni- versity / school

The Compliance department records all breaches of the Code of Ethics and other compli- ance rules, together with all failures to complete the required compliance returns, attesta- tions and training on a timely basis, and each category of breach has a score. This infor- mation is presented to the PAM ExCo and may be used when determining bonus pay- ments and scores on Balanced Scorecards.

The breaches considered in these reports, and their associated scores fall into the following 5 categories:

CATEGORY	DESCRIPTION	SCORE

1	Serious breaches of Code of Ethics requirements (i.e. trading without valid consent,	4
	failure to make accurate disclosures (e.g. holdings and external interests) failure to
	report and obtain consent for gifts / entertainment, failure to disclose reportable
	business meals promptly, or materially understating the value of a gifts / entertainment
	received or given)

2	Active breaches of client and fund investment guidelines	3

3	Persistent failure to follow operating procedures	2
	Persistent failure to address outstanding actions within due timescale, unless extension
	agreed with Compliance / Business Risk.
	Persistent passive breaches and / or failure to promptly correct passive breaches
	Persistent failure to respond to compliance requests for assistance and information

4	Other breaches of the Code of Ethics – e.g. late submission of returns, or late	1
	completion of attestations and Compliance training

5	a) Personal behaviour, including bullying, harassment, inappropriate behaviour and a	A qualitative assessment
	failure to act with integrity.	to be determined at the
		discretion of a committee
	b) Failure to complete internal audit actions on time	consisting of the PAM
		CRO, the Global Co-
	c) Material breaches of Pictet and PAM internal policies and procedures (e.g. the	Heads of Compliance,
	PAM Security Policy and PAM Marketing Compliance Policy, and PAM	Head of PAM HR and
	Compliance Manuals)	the relevant ExCo
		member
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Please note that the application of any deduction from bonuses for multiple breaches of the Code of Ethics and Compliance rules is determined by the ExCo. In the past the threshold for the application of sanctions by ExCo has typically been set at 10 points. However, please note that the threshold for the application of sanctions may be changed at the discretion of ExCo.

1.9 Certification of Compliance

The Compliance Department will provide all employees with a copy of the Code, and any amendments thereto. The Code is also available on the Compliance section of the KIT

All employees are required to certify when requested by Compliance following changes to the Code that they have read, understood and will abide by the requirements of the Code. If an employee has any doubts about how to interpret any aspect of the Code, they should contact their local compliance department for guidance. To comply with the SEC and other relevant recordkeeping requirements, Compliance will maintain copies of all applicable versions of the Code in force during the past 5 years.

Compliance will also require all employees to certify on at least an annual basis that they have fully complied with the requirements of the Code of Ethics.

1.10 Confidentiality

All information obtained from any employee and their connected persons under the requirements of this Code of Ethics shall be kept in confidence. However, all information including records of holdings and / or transactions, together with any disclosure made may be subject to review by PAM's auditors or other professional advisers and may be made available to the relevant regulatory or self-regulatory organisation and may otherwise be disclosed to the extent required by law or regulation.

1.11 Interaction of the Code with Other PAM Policies and Procedures

The PAM Code of Ethics forms part of PAM's Compliance framework, and therefore all employees should be aware of, and understand the following:

"The PAM Core Compliance Manual

"The Satellite Compliance Manual for their applicable entity

"The PAM or local PAM entity Anti-Money Laundering and Anti-Bribery & Corruption Policies

"The PAM Security Policy

"The PAM Marketing Compliance Policy

"All other relevant PAM policies and procedures

"The above can be found on the Compliance section of KIT

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2 PERSONAL ACCOUNT DEALING RULES ("PA DEALING RULES")

Dealing in securities which are owned, or which may at some stage be purchased, for those accounts that are under a manager's control or influence will always create the potential for a conflict of interest.

Employees should understand that their first duty is to the client. Therefore, they should avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with PAM or its clients and should manage their personal financial affairs in such a way as to avoid distracting them from their obligations and duties to PAM and its clients. Employees are therefore prohibited from gaining an advantage from the transactions that they must carry out for third parties, directly or indirectly (e.g. through the accounts of relatives). Transactions for employees' accounts must not be completed to the detriment of, or benefit from, a client or Pictet Group transaction.

In addition to complying with the PA Dealing Rules as set out in this Code, all employees must also comply with Pictet Directive 8, which can be accessed via the Pictet intranet. Where there are any conflicts between this Code and Pictet Directive 8, the stricter requirement shall generally apply, at the discretion of the Global Co-Heads of Compliance.

The requirements of section 2 of this Code apply to the transactions and holdings of all employees and other accounts where employees are deemed to have beneficial ownership ("Connected Persons")as defined in Appendix A, including, inter-alia, connected persons, and accounts over which employees hold a controlling influence (e.g. where the employee has a Power of Attorney) .It is the responsibility of each employee to ensure that the accounts of any individual or entity which the employee has a controlling influence over are made aware of the requirements under this section of the Code, and comply with the Code.

In addition, when carrying out transactions for their own account, all employees must ensure that:

1.They do not incur financial risks that are disproportionate to their financial situation

2.They fully comply with the market abuse requirements as set out in the PAM Core Compliance Manual and appropriate satellite compliance manuals where relevant.

3.They manage their financial affairs in such a way that they are not distracted from their obligations and duties to the Group and its clients (for example not completing high frequency and speculative trading in instruments such as FX and cryptocurrencies), and will comply with the personal account dealing rules as set out in section 2 of this Code 2.1 Legal Requirements

The rules of the FCA, FINMA, SEC, MAS, SFC and almost every other regulator requires all firms to implement adequate systems and controls to manage and monitor the conflicts arising from personal account trading.

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The US Investment Advisers Act 1940 is more specific, and makes it unlawful for any employee, in connection with the purchase or sale of a security "held or to be acquired" by

aClient:

"To employ any device, scheme or artifice to defraud PAM's clients;

"To mislead PAM's clients;

"To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PAM's clients; or

"To engage in any manipulative practice with respect to PAM's clients.

The Code requires you to comply with all applicable federal securities laws and rules of other regulatory bodies which apply to you from time to time.

2.2 Definitions

2.2.1 Covered Securities

The definition of "Covered securities" is very broad and includes the list below. However, this list is not exhaustive. If you have any doubt whether a transaction comes within the scope of the PA Dealing Rules, you must seek advice from the Compliance Department.

"Listed equities in companies, including Investment Trusts;

"Private assets that are held by Pictet AM managed funds or accounts. This includes any private asset that is under consideration by a Pictet AM investment team.

"Warrants, options, and futures on individual securities.

"Exchange Traded Funds

"All kinds of limited partnerships;

"All Pictet AM managed Alternative Funds (e.g. Hedge Funds and Private investment funds). This includes all funds where Pictet AM acts as investment adviser or Management Company, as well as all funds managed by Pictet Alternative Advisers.

"Bonds, convertible bonds, loan stocks, debentures and other debt instruments;

"Any security or instrument, including but not limited to Swaps, Contracts for Difference and financial market bets (e.g. City Index), where the underlying or reference investment is a Covered Security;

"All Pictet AM Mutual Funds, excluding the Cash, Money Market, Sovereign Money Market and Liquidity Funds

"All third party mutual and other funds that Pictet AM acts as investment adviser or sub-investment adviser to;

"Derivatives (including ETF, ETC and Certificates) on Precious metals, and Commodities

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"Any security or instrument whose value is derived from a Covered Security.

"Foreign exchange, forward foreign exchange and FX options when traded for speculative purposes.

2.2.2 Exemptions from Covered Securities definition

The following are excluded from ALL the requirements of this Chapter, including pre- clearance, restriction on activities, minimum holding periods, transaction and holding reporting:

"Transactions and holdings in direct obligations of any OECD or G20 member state, together with options and futures thereon;

"Bankers Acceptances;

"Bank Certificates of Deposit;

"Commercial Paper

"Third party mutual and other funds that are not managed or advised by PAM.

"Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds;

"Physical precious metals or commodities

"Direct investment in Cryptocurrencies or non-fungible tokens ("NFTs")

"Direct Private Equity investment and other unlisted equities. (But please note that where there is any indication that an unlisted holding is about to be listed, then that holding should be immediately disclosed to Compliance and the holding will then be subject to the rules relating to listed equities).In the event that the investment results in a seat on the board or significant involvement in the business of the unlisted investment, this must be disclosed to compliance as an outside business interest or within the directors disclosure. (see section 4.7.2)

"Cash and foreign exchange except where traded for speculative purposes

"Investments via a wrapper (e.g. life insurance or any pension fund schemes that only allow investments in non-covered securities)

2.3Pre-Clearance of Personal Transactions

2.3.1 Pre-Clearance

An employee or their connected person may directly or indirectly, acquire or dispose of beneficial ownership of a covered security, as defined, only if:

"Such purchase or sale has been approved in advance by the Compliance Department;

"The approved transaction is completed by the close of the following business day after approval is received; (subject to section 2.4.5 on limit orders on large cap securities) and

"Compliance has not rescinded such approval prior to execution of the transaction.

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Note: If a transaction has not been completed by the end of the next business day after approval has been given, then approval to trade must be sought again. Failure to do so will constitute a breach of these rules, and the sanctions as set out in Section 1.8 of this Code may be applied.

Compliance monitors all personal transactions to ascertain any pattern of conduct that may indicate conflicts or potential conflicts with the principles and objectives of this Code. It includes analysing patterns of front running, parallel running or "too close" to client order trading, especially if the client has not finished accumulating a large position over many days. Such behaviour may not be tolerated as it may breach this Code, as well as the SEC and other applicable regulators' rules, and may reveal trading behaviour detrimental to PAM client order flow.

Advance trade clearance in no way waives or absolves any employee or their connected persons of the obligation to abide by the provisions, principles and objectives of this Code at all times.

All requests for pre-clearance must be submitted via Star Compliance, and for each request to trade, employees are required to certify that:

1.They, nor their connected persons, have any knowledge of any material, non-public information regarding the proposed transaction; and

2.They are not involved in, or aware of any on-going or intended PAM activity relating to this transaction.

For the avoidance of doubt, the certification in (2) above relates to any PAM activity in the issuer of the transaction contemplated or a related instrument, for example a derivative or depository receipt, including an on-going review and / or analysis of a security prior to an investment decision being made by PAM. Therefore, if the individual is aware of any PAM activity in for example UBS Bonds, this covers all UBS issued bonds and not just a specific bond with a specified rate and maturity.

Please note section 2.4.3 which deals specifically with dealing requests by investment professionals in securities that are held within portfolios managed or advised by them.

Compliance will endeavour to respond to PA dealing requests as soon as practicable, but employees should note that there may be occasions when delays may occur, for example:

"when other work priorities take precedence,

"when Compliance is awaiting responses to enquiries from other departments

"there are large volumes of trading requests.

If a dealing request is urgent then employees should make Compliance aware (using the contact details from KIT and Compliance will endeavour to approve the request within the desired timeframe, subject to the above.

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2.3.2Exemptions from the requirements to pre-clear and from the requirements of section

2.4

Transactions in the following covered securities do not require pre-clearance and are not subject to the requirements of section 2.4:

"Purchases or sales in any account over which the employee or their connected persons, as defined in Appendix A, has no direct or indirect influence or control; (Please see section 2.4.7 below for criteria that must be complied with to take advantage of this exclusion.;

"Purchases that are part of an automatic dividend / coupon reinvestment plan;

"Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

"Other purchases or sales that are non-discretionary on the part of the employee or their connected persons;

"Derivatives (including ETF, ETC and Certificates) on Precious metals, and Commodities.

"ETFs

"Index Futures and Index options based on market indices, e.g. FTSE 100, S&P 500, SMI and Nikkei 225

"Interest rate futures and options

"All Foreign Exchange (FX) Derivatives (e.g. FX Forward, FX Futures, FX options, etc.)

"Regular contributions for purchases made as part of a regular savings scheme, including personal pension arrangements, where investment is made into a predetermined list of funds or covered securities.

"In the event of lump sum additions to regular savings plans, pre-clearance is not required where investment is made into the predetermined list of funds or covered securities.

"For any other investment decision taken in respect of regular savings plan investments in covered securities, for example where an investment is made outside of the funds or covered securities chosen as part of the regular savings plan, or a sale is requested, the normal pre-clearance rules apply.

2.4Restrictions on Activities

2.4.1"Large Cap" Exemption

The restrictions and prohibitions set out below in section 2.4.2 – 2.4.3 shall not apply to: purchases or sales which are only remotely potentially harmful to a client, because such purchases or sales would be very unlikely to affect an institutional market, or because such transactions are clearly not related economically to the securities held, purchased or

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sold by the client. For example, Companies / Issuers with market caps in excess of USD10 billion. However, this exemption shall only apply for transactions under the value of CHF100,000 or the equivalent amount in other currencies, executed over the course of any 7-calendar day period.

2.4.2 Blackout Periods

No employee or their connected person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A):

"on a day during which any Client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

"within seven calendar days before, or seven calendar days after any Client trades in that security.

Please see section 2.11 which shows which instruments are not subject to the blackout period requirements.

2.4.3Investment Professionals Investing in any Covered Securities Held by Funds Managed by Their Team

Due to the conflicts arising where investment professionals ("IPs") (and their connected persons) invest personally in any Covered Securities that are either held by, or are under consideration for the client funds which they manage, or carry out research on investments for those client funds, the following restrictions apply to the personal account trading of IPs

IPs are defined to include all staff within each respective Investment department, excluding purely administrative staff such as Team Assistants.

1.Investment professionals ("IPs") in actively managed funds may not open a posi- tion (long or short) in any Covered Securities, or instruments based on those securi- ties if the client accounts managed by their team have a position (long or short).

For the sake of clarity:

a)If an Equity IP has a position in the equity of an issuer in a client fund that they manage, they may not hold a position in that equity in their personal account, but may hold corporate bonds of that issuer if that corporate debt is not held by the client fund that they manage.

b)In the case of client accounts that hold corporate bonds, the IPs responsible for those accounts are permitted to hold positions in their personal accounts in the equity related to those bonds. However, they are not permitted to hold other corporate bonds issued by the same issuer, where the client account holds a corporate bond from that issuer.

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2.IPs may purchase securities, or instruments based on securities, that are within the investment universe of the funds that their team manages, but not held in the funds managed or under active consideration for investment, at the time of the personal transaction, subject to the following:

a)For large cap securities (as defined in 2.4.1 above), an IP may purchase these securities or instruments subject to the full personal dealing rules as set out in section 2 of this Code of Ethics.

b)For non-large-cap securities, an IP may purchase these securities or instru- ments subject to the full personal dealing rules as set out in section 2 of this Code of Ethics, subject to obtaining the prior written approval of their Team Head. For Team Heads wishing to trade, they must obtain the prior ap- proval of the appropriate CIO, or Head of Total Return Equities. The IP must attach the relevant e-mail approval to the dealing request in Star Compliance.

c)Please also note the transitional arrangements below where an IP has pur- chased a security or instrument based on securities within the universe of the funds that their team manages.

3.Where a fund or account closes a position in a security, an IP responsible for man- aging or providing analysis to that fund or account is not permitted to open a posi- tion in that security for 14 calendar days after the fund or account has fully closed its position in that security.

Transitional arrangements

1.Where IPs already hold securities in issuers or instruments based on securities which are already included within funds managed by their team, they are re- quired to sell these securities, or instruments within 6 months of commencement of employment, or of beginning to manage an account. . If the selling of securi- ties by IPs will result in a loss, then an additional 6-month transition period may be allowed upon application, subject to the following conditions:

o The profit & loss arising on the sale of securities, or instruments based on securities is to be calculated on the weighted average price of all holdings of a specific security within an account.

o It is the IP's responsibility to monitor whether there is an opportunity to sell those securities or instruments at a profit. If IPs fail to take the opportunity to sell securities at a profit, and due to market moves the position is showing a loss at the end of the 6-month transitional period, then the IP may be obliged to sell the holding at a loss.

o If positions are still showing a loss at the end of the extended transitional pe- riod, a further extension may be permitted subject to the conditions above

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2.Where an investment professional has direct exposure to an issuer and the cli- ent account managed by their team subsequently acquires an interest in that is- sues, either long or short) they are required to close their positions in that issuer within 3 months of the client fund acquiring an exposure to that issuer.

The same extension provisions in (1) above will apply

In both transitional arrangements, the IP is not permitted to increase their position in secu- rities, or instruments based on securities held by clients managed by their team

2.4.4 Interested Transactions

No employee shall initiate any securities transactions for a Client without having disclosed their, or their connected person's interest, if any, in such securities or the issuer thereof, including without limitation:

"Any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of any securities of such issuer;

"Any contemplated transaction by such person in such securities;

"Any position with such issuer or its affiliates

2.4.5 Initial Public Offerings (IPO), Private Placements, or Convertible Issues

In accordance with Pictet Directive 8 employees and their connected persons shall not acquire directly or indirectly, beneficial ownership in any securities in an IPO, private placement, or convertible issue for their personal account.

In very limited cases, Employees and their Connected Persons may apply to the Compliance Department for a waiver of this requirement. However, Employees are still required to obtain prior approval and complete full reporting in relation to such trades.

NB all such trades still require the prior approval from the Compliance department.

2.4.6 Limit Orders / Stop-loss orders

Limit and stop-loss orders are permitted in the following circumstances:

"For securities with market caps greater than USD10 billion, limit and stop-loss orders may be placed up to CHF 100,000, or the equivalent amount in other currencies. Pre-clearance for such limit and stop-loss orders from Compliance must be obtained in the normal manner, and are only valid for one month, after which approval must be re-sought. NB when seeking pre-clearance for limit and stop-loss orders the price limit must be disclosed. If price limits are changed, approval should be sought again; and

"For limit and stop-loss orders on other securities, or above CHF 100,000 on securities subject to the "large cap exemption", Compliance approval is only valid until the end of the next business day. After this time, Compliance approval must be obtained again.

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2.4.7 Short Selling

Naked short selling is strictly prohibited.

2.4.8 Personal Account Trading on Margin or Spread Betting

Personal trading on margin or spread betting on covered securities is permitted but may not be used to leverage portfolios. Furthermore, if an employee is unable to cover a margin call and is "bought-in" by the broker, then any breaches arising due to the buy-in will be included as a breach of the Personal Account Dealing rules in the compliance scoring system calculation (see section 1.8) and may result in reduction in the employee's annual bonus.

In addition, where an employee is "bought in" by a broker, then that transaction must be promptly reported to Compliance via Star Compliance

2.4.9Personal transactions in an Account where the employee has no direct or indirect influence or control

Where an employee has no direct or indirect influence or control, Rule 204A-1, subsection (b)(3)(i) of the Investment Advisers Act 1940, provides an exemption from reporting such personal transactions. This typically occurs where an employee has their account managed by a third-party discretionary manager, or by a blind trust.

SEC guidance states that in addition to using a discretionary manager or investing via a blind trust, if an employee wishes to take advantage of the exemption from reporting transactions or holdings, then they are not permitted to do any of the following:

"Suggest purchases or sales of investments to the discretionary manager or trustee.

"Direct purchases or sales of investments.

"Consult with the discretionary manager or trustee about the allocation of investments to be made in the account.

Therefore, all employees wishing to take advantage of the reporting exemption will be required to confirm on an annual basis that they have done none of the above.

If an employee is unable to provide such a confirmation, they are required to provide quarterly transaction and annual holdings reports, as required by section 2.6.

In addition, Compliance may request transactional and holdings information from such accounts on a sample basis.

2.5Trading within 30 days of an opposite transaction ("30-day rule") 2.5.1 Application of 30-day rule

No employee or their connected persons shall profit from, or avoid a loss from, the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security of which they have beneficial ownership within 30 calendar days.

This 30-day requirement also applies to derivative and spread-betting transactions, where the underlying investment is a Covered Security as defined in section 2.2.

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The purpose of this requirement is to address the real and perceived threat of front- running and other fraudulent and abusive practices involved in short-term trading, including market timing. The SEC approves of advisers mandating disgorgement of any profits, or losses avoided if an employee affects a short-term trade.

In exceptional circumstances, such as personal hardship, or a significantly declining market then an exemption may be obtained in writing from the relevant Head of Compliance. A significantly declining market exemption may be applied for when the price of a security has fallen by more than 20% since purchase and the stock has been held for at least 14 calendar days.

When assessing compliance with this requirement, sales will be considered on a Last-In- First-Out basis. For example, if an employee has an existing holding of 1,000 shares in stock X acquired more than 30 days ago, and then acquires a further 250 shares on 1 September, then no shares in stock X may be sold prior to 1 October.

2.5.2 Dis-application of 30-day rule

The 30-day rule does not apply to any transactions that do not require pre-clearance by Compliance (see section 2.3).

However, in accordance with the requirement for all employees to act within the spirit of the Code, and to manage their financial affairs in such a way as to avoid distracting them from their obligations and duties to PAM, employees are not expected to carry out frequent buying and selling of an instrument that is not covered by the 30- day requirement, for example spot FX. Therefore, employees must comply with section 2.9 which restricts the number of transactions to open or extend a position to 15 per month, including those transactions which do not require pre-clearance.

2.6Reporting of Transactions and Disclosures of Holdings 2.6.1 Broker confirmation

It is the responsibility of the employee to ensure that the brokers, banks or other financial institutions executing their transactions send appropriate reporting on their account directly to the Compliance department within a timely manner, covering all personal transactions subject to this code. This includes:

➢Trade confirmations for each transaction (as set out in 2.11)

➢Quarterly transaction statements

➢Annual Holdings statements

A model communication for employees to send to their brokers is set out as Appendix B, and employees must send a copy to Compliance of the communication to their broker.

Where employees execute transactions through an account held at Pictet group entities, or through a broker that provides an electronic feed into star Compliance, no further action is required by employees to provide transaction confirmations. However, where the em- ployee uses a bank or broker that does not have an electronic feed into Star Compliance, they are required to promptly upload individual transaction confirmations directly into Star Compliance, i.e. within 3 business days of transaction execution.

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Please note that all employees based in Switzerland with a long-term contract are required to hold their securities account at Banque Pictet & Cie SA. This requirement is not applicable for temporary employees including contractors or interns. All new permanent employees must adhere to this requirement before the end of their probation period. In exceptional circumstances, employees in Switzerland may request approval from Group HR Legal and PAM SA Compliance for permission to maintain a securities account outside of Banque Pictet & Cie SA.

2.6.2 Quarterly Transaction Reports

Every employee must submit, no later than 30 calendar days after the end of each calendar quarter, a report containing the following information about each transaction in a Covered Security undertaken during the preceding quarter. The report must contain information concerning any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of a "Covered Security" as defined in 2.2

"The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

"The nature of the transaction (i.e. purchase, sale or other acquisition or disposition);

"The price at which the transaction was executed;

"The name of the broker, dealer or bank with or through whom the transaction was executed;

"The date the report is submitted by the employee;

"The name of the account, and account number if a Pictet account

"With respect to any account established by the employee in which securities were held during the quarter for the direct or indirect benefit of the employee; (i) the name of the broker, dealer or bank with whom the employee established the account and (ii) the date the account was established.

An employee shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control, or which would duplicate information.

Where statements are received directly from brokers, all employees are required to confirm in Star Compliance that the report is complete and accurate.

For the avoidance of doubt, where an employee has an account on which they have not traded during the quarter, they are still required to ensure that a broker's statement is submitted and complete a quarterly transaction report.

Any employee who does not have a brokerage account will be required to confirm that they have no such account, and that they have carried out no personal securities transactions during the quarter.

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2.6.3Disclosure of Personal Holdings 2.6.3.1 Initial Holdings Report

Each employee and their connected persons shall supply the Compliance Department with an initial holdings' report of their covered securities within 10 business days of becoming an employee, containing the following information:

"The name of the covered security, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee and their connected persons has any direct or indirect beneficial ownership, as defined in Appendix A;

"The name of any broker, dealer or bank, with which the employee maintains an account in which any securities are held for the employee's direct or indirect benefit;

"The date the employee submits the report; and

"The name of the account, and account number if a Pictet account.

The information submitted must be current as of a date no more than 45 days before the person commenced employment with PAM.

Where statements are received directly from brokers, all employees are required to confirm that the report is complete and accurate.

2.6.3.2 Annual Holdings Reports

Each employee shall as of December 31st each year file an annual holdings report containing the same information required in the above initial holdings report. This report must be submitted within 45 days, i.e., by February 14th each year. Where employees do not hold any covered securities, a nil return is required.

Where statements are received directly from brokers, all employees are required to confirm that the report is complete and accurate

2.6.4 Important Notes

Failure to submit, or upload into Star Compliance, a transaction confirmation, a trading statement or personal holdings disclosure within the timescales stated above will constitute a breach of the Code and will be recorded in the PAM breach register. Certain clients require disclosure of such breaches, and therefore all employees should take every precaution not to breach this Code.

Furthermore, failure to comply with these reporting requirements will be taken into consideration when determining employees' bonuses, as set out in section 1.8 of this Code.

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2.7 Record Keeping Requirements

In accordance with regulatory recordkeeping requirements, the following documentation will be retained by the Compliance Department for at least 5 years:

"All employee transaction and holding reports.

"Details of all dealing requests, including rejected requests with a rationale for rejection.

"Details of all IPOs, Private Placements or Convertible issues that Compliance, in very limited cases, permits employees or their connected persons to participate in together with an explanation as to why there is no conflict of interest arising.

"All breaches of the PA Dealing Rules.

"All conduct breaches under SMCR, for all UK employees and those non-UK employees covered by the Certification and Senior Management regimes.

2.8Waiving the requirements of the Pictet Personal Account Dealing Rules

In certain circumstances the requirements of these rules may be waived or amended at the complete discretion of either the PAM Global Co-Heads or local Heads of Compliance, where there is no impact or potential impact to clients, and there are no additional conflicts caused by the trade.

For example:

"Seeking approval to trade shares held via the employee share scheme of a previous employer, where there are limited opportunities to trade (due to rules of the previous employer's scheme, and timing of the execution of the trade is determined by scheme administrators); or

"Cases of personal hardship.

In each case, prior approval must still be sought from Compliance for each instance, and Compliance will judge each individual request on its merits at the time of the request. The approval of a previous trade or a similar trade for another employee does not constitute a precedent.

2.9 Maximum number of transactions per month (Pictet Directive 8)

The maximum number of transactions to buy or sell-to-open allowed in a calendar month is 15. This restriction also includes any transactions to increase existing positions. This maximum number of 15 is valid for all instruments including those which do not require pre-clearance from Compliance such as Forex. However, the following transactions do not fall under this limit of 15:

"Purchases in any account over which the employee or their connected persons has no direct or indirect influence or control; (See definition in Appendix A);

"Purchases that are part of an automatic dividend / coupon reinvestment plan;

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"Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer; and

"Purchases that are non-discretionary on the part of the employee or their connected persons.

2.10 Employees operating an account at Pictet group entities

Where employees conduct their personal account trading through an account maintained at a Pictet group entity, they must comply with the following specific requirements contained within Pictet Directive 8:

"Unless otherwise authorised by Group HR Legal, the current accounts of employees and their immediate family members qualifying for special employee conditions must not have debit balances.

"It is prohibited to transfer securities from an employee account to the account of an immediate family member who qualifies for special fee conditions, unless approved in advance by Group HR Legal.

"To trade derivatives, employees must sign the appropriate documents of the relevant custodian or booking centre.

2.11 Personal Account dealing rule applicability table

INSTRUMENT		NO TRADING 7
	PRE-	DAYS	LENGTH OF	MINIMUM	QUARTERLY	ANNUAL
		BEFORE / 7	VALIDITY OF
	CLEARANCE			HOLDING	TRANSACTION	HOLDINGS
		DAYS AFTER	COMPLIANCE
	REQUIRED			PERIOD	REPORTS	DISCLOSURES
		CLIENT	PRE-CLEARANCE

TRADES

Equities* – non-large cap			Next business	30 days		
day

Equities* – large cap trades <CHF100k		N/A	Next business	30 days		
day

Equities* – large cap trades ≥CHF100k			Next business	30 days		
day

Limit / stop-loss orders – large cap		N/A	1 month	30 days		
trades <CHF100k

All other limit / stop loss orders			Next business	30 days		
day

Warrants, Options, Futures and any			Next business	30 days		
instrument based on covered securities			day

PAM & PAA managed Alternative			Next business	30 days		
Funds			day

Bonds, convertibles, debentures etc.			Next business	30 days		
day

Swaps, CFDs and Spread betting			Next business	30 days		
referenced on covered securities			day

PAM mutual funds, but excluding Cash,		N/A	Next business	30 days		
Money Market, Sovereign MM and			day

Liquidity Funds
3rd party funds managed by PAM		N/A	Next business	30 days		
day

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INSTRUMENT		NO TRADING 7
	PRE-	DAYS	LENGTH OF	MINIMUM	QUARTERLY	ANNUAL
		BEFORE / 7	VALIDITY OF
	CLEARANCE			HOLDING	TRANSACTION	HOLDINGS
		DAYS AFTER	COMPLIANCE
	REQUIRED			PERIOD	REPORTS	DISCLOSURES
		CLIENT	PRE-CLEARANCE

TRADES

3rd party funds and Alternative fund not
managed by PAM, and Pictet Cash,	N/A	N/A	N/A	N/A	N/A	N/A
Money Market, Sovereign MM and

Liquidity Funds
OECD / G20 Government Debt plus	N/A	N/A	N/A	N/A	N/A	N/A
related derivatives
Bankers Acceptances, CDs and	N/A	N/A	N/A	N/A	N/A	N/A
Commercial Paper
Cash / FX NOT for speculation	N/A	N/A	N/A	N/A	N/A	N/A

Cryptocurrencies and NFTs	N/A	N/A	N/A	N/A	N/A	N/A

Index / Interest Rate Futures and	N/A	N/A	N/A	N/A		
Options
Exchange Traded Funds	N/A	N/A	N/A	N/A		

Physical precious metals and	N/A	N/A	N/A	N/A	N/A	N/A
commodities,
Derivatives (inc. ETF, ETC and	N/A	N/A	N/A	N/A		
Certificates) on precious metals, and

commodities
Limit / stop-loss orders on Index /	N/A	N/A	N/A	N/A		
Interest Rate Futures & Options, &

ETFs on indices
FFX, and FX and options thereon	N/A	N/A	N/A	N/A		
traded for speculative purposes
Trades that are not within the action of	N/A	N/A	N/A	N/A		
the employee e.g. mandatory corporate

actions
Trades made under a dividend	N/A	N/A	N/A	N/A	N/A	N/A
reinvestment plan
Purchases under a rights issue	N/A	N/A	N/A	30 days		

*For the avoidance of doubt –Investment Trusts are listed equities, and are not mutual funds

3 GIFTS AND ENTERTAINMENT

3.1 Introduction

The giving, receiving or soliciting of gifts or entertainment in a business setting is an inducement and may create an appearance of impropriety or may raise a conflict of interest from the potential undue influencing of PAM employees or business partners. For the protection of all employees and PAM, even the appearance of a possible conflict of interest should be avoided. Therefore, PAM has adopted the policies set out below to guide all employees in this area.

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Scope:

"These rules apply to all gifts and entertainments offered to or received from Busi- ness Partners as per below definition

"The below are out of scope:

Gifts and entertainments from one employee to another employee (e.g. birthday or retirement present, lunch invitation for a colleague from another PAM office or department).

Definitions:

Business Partner

A business partner is any actual, potential or former, client, broker, distributor, consultant, supplier or service provider.

Business Meals

Business meals are defined as a meal, and / or drinks with a business partner.

Entertainment

Entertainment, whether given or received, includes but is not limited to any sporting, (e.g. ice- hockey, football) cultural (e.g. theatre, cinema or concert), leisure events (e.g. golf, shooting or driving days) or similar event where the business partner is present.

See below section "Mixed use events"

NB Business meals are excluded from the definition of entertainment, as they are dealt with separately –please see 3.2.4.

Gifts

A gift is anything of value received or given, including but not limited to:

"Cash or similar (prohibited)

"Discounts or other concessions from providers, which are prohibited for personal use unless they are available to all PAM employees in the relevant local office.

"Goods or services (e.g. Flowers, Wine, Chocolates, Hampers, Clothing, etc"

(NB. Even if food received is shared on the floor (e.g. chocolate box), it is still a gift subject to the rules defined in this section.)

"Charitable donations made by a Business Partner either in your name or on your behalf.

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"Tickets to entertainment events where the Business Partner is not present

"Accommodation or transportation to attend an event (either an entertainment event or a seminar/conference for educational purpose and related to Pictet AM activities.

"Contractual or employment / internship opportunities for staff / business partners and their relatives.

See below section "Mixed use events"

Lavish or Extravagant

Anything that may appear overly generous, as defined in this policy or by local rules and customs. Examples of business meals that might be defined as lavish or extravagant are:

"A meal at a landmark e.g. a palace, museum or national gallery

"A meal on a luxury boat or yacht

"Dinner at a Michelin 3-star restaurant

"A meal with prestigious alcohol or cigars

If an employee has any doubt as to whether an item or event is included within the defini- tion of gifts and entertainment, or if it shall be considered as lavish or extravagant, they should consult with the Compliance department who are the ultimate arbiters.

Mixed use events

"Mixed use" events are those events which include a combination of business meal, entertainment, educational seminar or conference.

Mixed use events must be broken down into constituent parts as per the above definitions. For example:

A presentation / seminar followed by entertainment must be split between (1). the seminar and (2) the entertainment event

In general, any entertainment should be ancillary to the main purpose of the event, the majority of which should be to enhance the service provided by PAM to its end clients. This can include education and significant networking opportunities. The total cost of the event should be included in the prior approval request, but for the purposes of complying with the entertainment limits in this section, only the entertainment element will be counted.

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3.2Requirements 3.2.1 General Principles The general principles are:

"Gifts and Entertainment are inducements, and therefore they must be consistent with generally accepted business practices and should be designed to enhance the service provided to the end client.

"All employees should exercise caution when offering or receiving gifts or entertainment and should use their common sense and sound judgement as to whether the offering or receipt of such gifts and entertainment are appropriate or not. Factors to consider include:

1.Reputational impact if reported in the press. – i.e. is it culturally acceptable, in good taste and ethical (not linked to drugs, adult entertainment).

2.Acceptability under the PAM Code of Ethics and Pictet Group Policy (Directive 8 and Pictet Group Code of Ethics & Professional Conduct), third party recipient's policy and relevant laws and regulations.

3.Whether the gift or entertainment gives rise to any conflict of interest, for example no solicitation of improper advantage; it is not intended to influence or reward improper performance or be seen as such; and the person receiving it must not feel obligated towards the person offering it.

Please note that anything received that is considered inappropriate by reference to the above must be reported to your local Compliance department irrespective of the value of the gift or entertainment. Compliance will maintain a log of any inappropriate items received.

"Employees should not accept or provide any gifts or favours that might influence the decisions you or the recipient might make in business transactions involving PAM, or that others might reasonably believe would influence those decisions

"Subject to the reporting rules and limits laid out in this section, modest gifts and favours, which would not be regarded by others as improper (such as for a commonly recognisable event such as a wedding, retirement or birth) may be accepted from or given to a Business Partner on an occasional basis, as well as entertainment that satisfies these requirements and conforms to generally accepted business practices.

"Employees must not offer or accept gifts or other items of value (including entertainment) unless it is clearly reasonable to do so in the circumstances and within the limits as set out below. Where there is a law or rule that applies to the conduct of a business or the acceptance of gifts of even nominal value, the law or rule must be followed.

"PAM must evidence how it manages the conflicts of interest arising from gifts and entertainment, and the reporting and approval regime for doing this is set out below.

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3.2.2Acceptable Gifts at all times without Compliance pre-approval or post-reporting Certain gifts and entertainment do not create the risk of corruption or breach of trust to PAM and are permissible. Therefore, you may accept or give the following without the approval of Compliance:

"Gifts, gratuities, amenities or favours based on obvious family or personal relationships (e.g. between an employee's parents, children or spouse) where the circumstances make it clear that those relationships (rather than PAM's business) are the basis for the gift

"Advertising or promotional material ("courtesy gifts" generally <CHF100), such as pens, pencils, note pads, key chains, umbrellas, calendars, Pictet chocolates and similar items, typically with the Pictet logo.

"Prizes awarded to participants in PAM promotional activities or events.

"Civic, charitable, educational or religious organisation awards for recognition of service and accomplishment, and

"Small gifts with a value up to CHF50 or the equivalent thereof. (NB multiple small gifts under CHF 50 either received from the same provider or given by the same PAM team over the course of a rolling 3-month period should be aggregated and reported to Compliance if they exceed CHF50 in total. The reporting of small gifts provided should be done via Star Compliance and include the list of all recipients contained in password protected Excel sheet).

All other gifts and entertainment, which should be of a scale and nature such that they could not be judged to impair compliance with the employee's duty to act honestly, fairly and professionally, and in the best interests of the client, must be pre-approved by Compliance as set in section 3.2.3.

3.2.3Limits and Rules for the receipt and provision of Gifts and Entertainment Employees who accept/give, directly or indirectly, anything of value (in excess of the value of small gifts - CHF 50), from / to any business partner of PAM including gifts and entertainment must:

"Comply with the limits, and prohibitions as set out in the tables below. Monetary lim- its are set out in CHF but should also be interpreted in the local equivalent.

"Notify Compliance via Star Compliance

1)before offering a gift or entertainment

2)before the receipt of entertainment

3)within seven calendar days of receipt of a gift

and obtain prior approval from Compliance in the cases of (1) and (2) above before giving such a gift (if above reporting threshold defined in the tables below) or receiv- ing entertainment (in all cases)

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Where gifts are received in excess of the limits as set out in section 3.3, Compliance may require the gift to be returned to the provider, or to be surrendered to compliance for auction or to be raffled for charity, if a return of the gift would cause offence.

ExCo has delegated to Compliance the responsibility for determining compliance with this code. Therefore, Compliance will approve or refuse requests based upon the reasonableness of the circumstances and on whether the circumstances pose a threat to PAM's integrity. This will include the frequency of gifts and entertainment received/given from/to the same source.

Compliance will maintain records of all requests and responses and monitor the Gifts register maintained in Star Compliance.

The limits for the receipt and provision of gifts and entertainment are set out in sections 3.3

–3.4. Monetary limits are set out in CHF but should also be interpreted in the local equivalent.

3.2.4 Business Meals

The receipt or provision of meals is a valuable means of communicating with business partners and developing relationships. Nonetheless, these can still be considered as inducements and possibly give rise to a conflict of interests, especially if the frequency of such entertainment is too high and the scale of such meals are lavish or extravagant.

Therefore, the following rules apply to business meals:

"All business meals received or given, with a cost per head of greater than CHF100, must be promptly recorded on Star Compliance.

"The maximum permitted per head cost of a business meal given or received is CHF300 or its equivalent. If a meal received is greater than this limit, the employee receiving the meal must either pay the excess over CHF300 personally or make a payment to charity for that amount. Employees are required to make any necessary payment to charity within 10 business days of the business meal and evidence must be provided to Compliance.

"This CHF300 limit for business meals shall apply proportionally to very senior employees, especially when entertaining, or being entertained by, very senior employees of business partners, but reporting is still required via Star Compliance.

In the case of business meals received, it is the responsibility of the PAM employees to determine whether a business meal exceeds the threshold, including asking the provider if necessary. Employees are not required to obtain copies of bills from the providers of business meals.

When determining whether the cost of a meal exceeds the reporting threshold, employees should consider the entirety of the spending during the entertainment (e.g. including refreshments, etc).

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Where employees seek reimbursement via their expenses for business meals provided to actual or potential business partners, then they are required to include within their expenses claim on HR Insights details of the number of employees and guests that attended the business meal.

Please note that the provision of business meals / drink to public officials in certain jurisdictions may be banned. If an employee has any doubt about whether the provision of a business meal or refreshment is permitted, they should contact Compliance.

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3.3 Limits and Prohibitions for the Receipt of Gifts and Entertainment – Global requirements

This table must be read in conjunction with the notes below

COMPLIANCE	POST REPORTING	REPORTING	ACCEPTANCE	PROHIBITIONS	EXCEPTIONS
PRIOR APPROVAL	(STARCOMPLIANCE)	THRESHOLD	LIMITS
(STARCOMPLIANCE)
Receipt of Gifts	Yes if > reporting	-	CHF 50	Per item: CHF 150	• Receipt of gift above acceptance
	threshold				limits except (Note 3)
			NB multiple small gifts	Per provider per	• Receipt of cash or cash
	No if < reporting		under CHF 50 from the	annum: CHF 200 / 2	• equivalents
	threshold of if		same provider over a	gifts	Business Partner negotiated
	advertising or		rolling 3-month period		discounts for personal use, unless
	promotional material		should be aggregated, and	Per recipient per	available to all local PAM
	(4)		reported to Compliance if >	annum: CHF 500	• employees
			CHF50		Solicitation of gifts
• Gifts from public officials

Gifts if surrendered to Compliance as per (Note 3)

"Red envelopes" in Asia. (Note 4)

)

Receipt of	yes if > reporting	-	CHF50	Per item: CHF 500	Acceptance of accommodation and
Entertainment	threshold			Per provider per	transport to events
Entertainment above the Acceptance
annum: 2 events
				Per recipient per	Limits

annum: CHF 1500 / 5 For all PAM employees: a sporting,
				events	cultural, leisure or similar event taking
place in the UK (See notes 1 & 2
below)

For UK-based PAM employees: sporting, cultural, leisure or similar event (taking place in the UK or anywhere else) (Notes 1 & 2)

Prior Compliance and ExCo member approval (in exceptional circumstances only – i.e. expected to be extremely limited)

Exceptions for UK-based employees to accept sporting, cultural or leisure events may be approved for very senior employees where the networking or business opportunity is significant. Pre-approval is required from the Global Co-Heads of Compliance or CRO. (The cost does not count toward the acceptance limits. (Notes 1 & 2)

Receipt of Business	no	Only required if >	Lunch and dinner: 100	CHF300 per head	> CHF 300 per head	It shall apply proportionally
Meals / Drinks		reporting threshold	CHF			to very senior employees,
					Acceptance of accommodation and	especially when being
					transport to events	entertained by very senior
business partner's'
employees

Seminar/conference	no	no	-	-	Acceptance of accommodation and	-
with educational					transport to events (excluding low-cost
purpose and related					local transport such as bus/taxi)
to PAM activities
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Notes

1)Sporting, cultural or similar events are generally not permitted for PAM Ltd staff as in the view of the FCA such events are unlikely to enhance the quality of service to clients. This rule applies to (a) PAM employees based in the UK (who should generally not attend any sporting, cultural, leisure or similar events, wherever the event takes place) and (b) PAM employees based outside of the UK (who may not generally attend sporting, cultural, leisure or similar events if such events take place in the UK). NB for very senior employees, acceptance of such entertainment may be made on an exceptional basis where there is a significant networking or business opportunity.

2)"Mixed use" events must be broken down into constituent parts, e.g. broker presentation / seminar / conference / reception (significant networking opportunity) followed or preceded by entertainment or a business meal requires separate recording and / or approval for the entertainment or business meal. Any entertainment should be ancillary to the main purpose of the event.

Please note that UK employees may accept entertainment as "mixed-use", if there is a significant networking or business opportunity. The pre-approval of one of the Global Co-Heads of Compliance is required, and they will consider the following in determining whether an invitation can be accepted:

a)Whether the entertainment is clearly and obviously ancillary to the networking or business opportunity

b)Whether any networking opportunity provides a clear benefit to clients

c)The exclusiveness of the entertainment, plus the difficultly and cost of obtaining a ticket (e.g. major sporting events such as the later rounds of Wimbledon) and concerts for A-list musicians.

All of the above information must be provided in the request for prior compliance approval in STAR Compliance, including a justification that the entertainment is clearly and obviously ancillary to the networking or business opportunity.

If acceptance of the entertainment is approved, the cost of the entertainment element of the event should be authorised by the relevant EXCO member and expensed to PAM

Compliance are the sole arbiters of whether a "mixed-use" event satisfies the above criteria, and their decision is final. All requests should expect to be rigorously challenged, with the "value" of the networking or business opportunity expected to be very high. Therefore, PAM does not expect to see a significant increase in the requests to attend sporting, cultural or music events.

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3)If a gift offered is greater than the limits above, and it would be considered extremely rude to refuse such a gift, then such a gift may be accepted on condition that it is surrendered to Compliance, in which case it would be excluded from the calculation of the employee's annual limit.

4)Red envelopes in Asia are customarily used to mark special occasions such as Chinese New Year and Weddings. Red envelopes are reserved for interactions between two Asian parties (e.g. PAM HK, PAM Singapore, Pictet SICE and PAM Shanghai and a local client) with an upper limit of CHF 150.

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3.4 Limits and Prohibitions for the Provision of Gifts and Entertainment – Global requirements

This table must be read in conjunction with the notes below

COMPLIANCE PRIOR	POST REPORTING	REPORTING THRESHOLD	PROVISION LIM- PROHIBITIONS	EXCEPTIONS
APPROVAL (STARCOM-	(STAR COMPLIANCE)		ITS
PLIANCE)
Provision of Gifts Yes if > reporting	-
threshold
No if < reporting thresh-
old of if advertising or
promotional material (4)
For Government related clients and US	Per item: CHF	Provision of gift above ac-
ERISA clients (Note 2): CHF 0	150	ceptance limits
For all other Business partners: CHF 50	Per recipient per	Provision of cash or cash equiv-
(Note1)	annum: CHF	alents
NB multiple small gifts under CHF 50 pro-	500	Gifts to Public officials may be

vided by the same PAM team should be ag-		prohibited in certain jurisdictions
gregated and reported if greater than CHF 50
in total, showing the value provided to each
recipient.

Prior Compliance and ExCo member ap- proval (in exceptional circumstances only – i.e. expected to be ex- tremely limited)

"Red envelopes" in Asia. (Note 6)

Provision of Enter-	Yes	-	-	Per item:	Entertainment during working	Prior Compliance and
tainment				CHF500	time	ExCo member ap-
					Entertainment above Ac-	proval (in exceptional
				Per recipient per		circumstances only –
ceptance Limits
				annum:		i.e. expected to be ex-

				CHF1500 / 5	For UK-based employees: all	tremely limited)
events
sporting, cultural, leisure or simi-

lar events (Note 3)
For all employees- all sporting,
cultural, leisure, or similar events
in the UK
Provision of accommodation and
transport to events. But – see
Note 4

Provision of Busi-	no	Yes if > reporting	For Government related clients and US	For UK Retail Fi-	Provision of business	It shall apply propor-
ness Meals /		threshold	ERISA clients (Note 2): CHF 0	nancial Advisers:	meals/drinks above acceptance	tionally to very senior
Drinks				CHF 100 per	limits	employees, especially
			For all other Business partners: Lunch and	head		when entertaining very
			dinner: CHF 100	All Others-	CHF300	senior business part-
ner's employees
CHF300
Provision of semi-	Educational Seminars – no	-	-	Provision of accommodation and
nar/conference	No			transport to educational semi-
with educational				nar/conference unless essential
purpose and re-	Accommodation and			for attendance (Not lavish or ex-
lated to Pictet AM	transport (excluding			travagant) Note 4
activities	low-cost local transport
such as bus / taxi) if es-
sential for attendance

RHG: provision of ac- commodation is paid from the central RHG budget, and is not sub- ject to these rules

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Notes – In addition to the notes in Section 3.4

1)Low-cost Pictet souvenirs such as umbrellas, pens etc. may be given at exhibitions, seminars, etc. without limit and with no reporting

2)Great care should be taken before offering Gifts & Entertainment to public employees / officers, or employees / officers of related entities (e.g. Local Government or State pension schemes), as, depending on the rules of recipients, even dinners and lunches may not be acceptable, especially in the USA.

3)Sporting cultural, leisure or similar events are not permitted as in the view of the FCA, such events are incapable of enhancing the quality of service to clients.

4)The provision of accommodation and transport (excluding low-cost local transport such as buses / taxis) is not permitted unless essential for attendance at an educational seminar such as RHG and is permitted by local regulation. In such cases, the prior approval of Compliance is required.

5)"Mixed use" events to be broken down into constituent parts. E.g. broker presentation / seminar followed by a concert requires separate recording and approval for the entertainment event. Or a lunch time conference must be split between 1. The conference and 2. The business meal. In general, any entertainment should be ancillary to the main purpose of the event, the majority of which should be educational in nature.

6)Red envelopes in Asia are customarily used to mark special occasions such as Chinese New Year and Weddings. Red envelopes are reserved for interactions between two Asian parties (e.g. PAM HK PAM Singapore, Pictet SICE and PAM Shanghai and a local client) with an upper limit of CHF 150, but may not be offered to public officials

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3.5 Determination of the value of a gift or entertainment

The value of a gift or entertainment for the purposes of this Code is on the basis of the cost incurred by the provider or the market value of the gift or entertainment, whichever is the higher, and in the case of entertainment not on the basis of the face value of the ticket.

Recipients should always arrange for confirmation of the cost of the entertainment to be sent directly from the provider to the Compliance department.

Compliance is the ultimate arbiter of the value of a gift or entertainment.

3.6 Considerations for the approval of a gift or entertainment

On occasions, entertainment offered may also include an employee's family or connected persons. In this case, the normal rules apply, with the value of the entertainment being calculated on the basis of the total value of the entertainment provided to the employees and their family.

3.7Prohibited Behaviour

"Soliciting for themselves, a Connected Person or for a third party anything of value from anyone in return for PAM business, service or confidential information. Gifts and entertainment may only be offered or accepted when they are unsolicited, in- volve no commitment, are offered to or received from the same person infrequently, and are within the limits set out in this Code of Ethics. If a person attempts to solicit favours from PAM employees, the employee must notify Compliance immediately, and decline /return any gift or entertainment offered.

If it is not possible or reasonable to return / decline, one of the following mitigating actions are required:

1.Return item to where purchased and donate proceeds to an independent charity

("charity")

2.The employee pays to a charity the value of the item, as approved by Compli-

ance.

3.Surrender to Compliance for inclusion in the annual Christmas raffle

4.Giving the gift to a charity.

"Accepting cash, or cash equivalents such as gift cards or exclusive discounts from a Business Partner. NB "red envelopes" are permitted in Asia to celebrate Chinese New Year and weddings, subject to an upper limit of CHF 150 per individual per an- num, but may not be offered to public officials.

"Using your position to obtain anything of value from a Business Partner to whom you refer business

"Except as provided above, accepting anything of value from anyone outside Pictet in connection with the business of PAM

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"Reimbursing the provider with the cost of the entertainment to avoid the reporting of gifts and entertainment under these rules.

"Receipt of gifts from public officials

As well as constituting a breach of this Code, any of the above prohibited behaviours may also constitute a breach of the UK Bribery Act if carried out in relation to PAM Ltd or a UK based Business Partner, and could result in a criminal conviction. Please refer to PAM's anti-Bribery Policy for further information.

3.8 Provision of Gifts or Entertainment to certain US clients

US Clients subject to ERISA or Department of Labor legislation are generally prohibited from accepting gifts or entertainment of any description, sometimes including lunch and refreshments. Therefore, employees should not offer gifts or entertainment to these clients. If you are in any doubt, please check with the client or Compliance prior to offering the gift or entertainment.

In addition, some Government related clients have strict and complicated reporting requirements relating to the value of gifts / entertainment received or given. It is therefore extremely important that PAM employees fully report all such gifts, entertainments and business meals and provide a fair value of all such items received or provided, irrespective of the reporting thresholds included in this Code.

3.9 Other Considerations

3.9.1 Travel to and Accommodation at Entertainment Events or seminars/conferences

"Received by PAM employees: Employees must pay their own travel expenses and accommodation costs. The employee is required to notify the provider that they cannot accept travel and accommodation costs to entertainment events or semi- nars/conferences, and that the employee must pay for such costs themselves.

"Offered by PAM employees to business partners: travel and accommodation are considered as gifts and subject to the rules set in this section - please see section 3.4.

3.9.2 Leave for Entertainment

Business Unit Heads must sanction leave of absence taken by employees to attend entertainment events during working time. Unless otherwise agreed, absence during working time must be taken as holiday.

3.9.3 Christmas Charity Raffle

Christmas traditionally sees the giving of presents to / from clients and typically from brokers, suppliers and service providers.

To ensure fairness to all employees and to avoid any conflict of interest, all non-perishable tangible gifts received in the Christmas period, whether they are required to be reported or not, must be given to the Compliance Department irrespective of their value. Compliance will then organise a charity raffle in the New Year to distribute the gifts among employees.

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The only exceptions to the above relate to the receipt of items that would be perishable before Christmas, which may be retained by employees for sharing amongst local employees . Such gifts must still be declared to Compliance, subject to the de-minimus amount for reporting. PAM staff must not encourage Business Partners to deliver gifts to the staff member's home. However, if gifts are received at home, it is the responsibility of the employee to promptly report the gift and surrender it to Compliance at their own cost.

Please, note that all gifts that are given to Compliance for the Christmas Charity Raffle must still be reported as set out in section 3.2.3. However, where such gifts are surrendered to Compliance, they are not to be included within the gifts limits as set out in sections 3.3 and 3.4

3.10 Record Keeping

In accordance with FCA, SEC, MAS, SFC, CSSF and FINMA and other relevant regulators' record keeping requirements, Compliance will keep records of all gifts / entertainment received or provided for a period of five years, unless stricter local requirements apply.

3.11 Failure to Report Gifts and Entertainment

The failure to report the receipt or giving of a gift or entertainment will constitute a breach of this Code and will be recorded in the PAM breaches register. These failures will also be taken into consideration when determining employees' bonuses, as described in section 1.8 of this Code.

3.12 US Political Contributions

The SEC "pay to play rule", (206(4)-5) prohibits SEC registered investment advisers from providing advisory services for compensation to government clients for a two-year period after the adviser or certain of its executives contribute to a public official or candidate for such office.

Therefore, to prevent PAM being excluded from managing money for US public bodies, it is important that any employees involved in client solicitation, or members of the ExCo only make US political donations in accordance with the table below:

Types of Donation	Limits – per employee, per election

To Political Parties	No limit

To elected officials or	US$350	– if employee is entitled to vote for the candidate
candidates

	US$150	– if employee is NOT entitled to vote for the
candidate

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Therefore, all Investment and Distribution employees and ExCo members must obtain approval from Compliance prior to making any US political contributions to a public official or candidate for such office. NB This includes political contributions made by spouses, partners and other connected persons as defined in section 2 of this Code of Ethics

Compliance will also require a quarterly attestation regarding the number and value of any such US political donations.

4 DEALING WITH PERSONAL CONFLICTS OF INTEREST

4.1 Introduction

We are sensitive to any activities, interests or relationships that might interfere with, or even appear to interfere with, our ability to act fairly and in the best interests of our clients. We put our long-term interests ahead of our short-term goals. All employees should therefore be mindful of potential conflicts of interest, both between an employee (and any person linked to them) and our clients, between Pictet and our clients, and between our clients.

A conflict of interest occurs when you allow any interest, activity or influence outside of Pictet to:

"Influence your judgment when acting on behalf of Pictet or its clients

"Compete against Pictet or its clients in any business activity

"Divert business from Pictet

"Diminish the efficiency with which you perform your regular duties

"Harm or impair Pictet's financial or professional reputation or

"Benefit you at the expense of Pictet or its clients.

As an employee you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict. Areas frequently involved in conflicts of interest and examples of prohibited activities are described below.

If you believe that you have, or may be perceived to have, a conflict of interest, you must disclose it in writing to your Head of Compliance who will keep copies of all such disclosures. Disclosures required in this section should be made via STAR Compliance, but please contact Compliance if you need any assistance in making the disclosure or have any questions about what needs to be disclosed

Conflicts of interest may not always be clear cut, so if you are in any doubt as to whether a conflict of interest arises, you should consult the Compliance Department.

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4.2 Self-Dealing

You shall report any business relationship or proposed business transaction the Group may have with any entity in which you or a related party has a direct or indirect interest or from which you or a related party may derive a benefit, or where a related party is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest.

You will refrain from representing the Group in any activity (whether an internal activity or a transaction between the Group and a third party) that requires your judgement or discretion and that affects a person or entity in which you have a material interest, financial or otherwise. You will also not represent any third party in any transaction with the Group that involves the exercise of discretion by either party.

You will manage your own financial affairs in such a way that you are not distracted from your obligations and duties to the Group and its clients, and will comply with the personal account dealing rules as set out in section 2 of this Code In carrying out transactions for your own account, you must ensure that financial risks incurred are proportionate to your financial situation.

4.3 Outside Activities

It is not permitted, without prior approval, to accept other functions or responsibilities outside the Group, in particular any activity that may interfere or conflict with your duties, involve compensation or involve the Group in connection with your personal activities.

The prior approval referred to above must be obtained from the local Compliance team.

Where these functions or responsibilities outside the group are in connection with an entity engaged in a commercial activity (whether or not for profit), then the prior approval of the relevant ExCo member is required.

Please note that Compliance and your ExCo member where appropriate have the responsibility for determining whether any outside activity that may interfere with your duties, or otherwise conflict with Pictet is material, and therefore for the avoidance of doubt, employees are required to report all outside activities. Employees should seek advice from Compliance if they are in any doubt as to whether an activity is reportable or not. NB in some jurisdictions, outside business activities must be reported to the regulatory authority.

4.4 Accepting Honoraria

Neither you nor any connected person may accept cash honoraria for your public speaking or writing services on Pictet's behalf.

If a cash honorarium is tendered, you must disclose this to your local Head of Compliance, who may instruct this to be donated to charity. You may accept non-cash honoraria of modest value (as per gifts policy) or may accept reimbursement for related expenses.

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4.5 Accepting Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a connected person to you, or you have obtained approval from your local Head of Compliance and your ExCo member, you may not accept a fiduciary or co-fiduciary appointment. If such approval is given you must ensure that your appointment does not interfere with the time and attention that is required to affect your job responsibilities.

4.6 Public sector and Political activity

The Code does not permit Pictet assets to directly finance any individual politician in any jurisdiction. Pictet assets include money as well as your time during regular working hours, Pictet equipment and supplies, office space, clerical help and advertising facilities. In jurisdictions other than Switzerland, this prohibition extends to all other political activity, not including membership and support of relevant trade and industry bodies.

You are encouraged to participate in your personal capacity (entirely unrelated to the business of the Pictet Group) in political, charitable, educational or other civic affairs, insofar as it does not interfere or conflict with your responsibilities at Pictet. Any personal political or charitable donation must be permitted by applicable law. NB In the US many states also restrict the use of corporate funds and assets in connection with state elections. Please also refer to section 3.12 for further details regarding US political donations.

Please review the requirements of "Serving as an External Director or Officer" (below) as they may apply to your participation in civic affairs. You should not imply Pictet's sponsorship or support of any outside event or organisation without the approval of a Director, Head of Branch or ExCo member.

4.7Serving as an External Director or Officer of a Public Company or Client entity In view of the potential conflicts of interest and the possible liability for both you and Pictet, you should be cautious when considering service as an officer, partner or director of any non-Pictet entity other than as a representative of Pictet. Before agreeing to such service, you should seek the approval of your local Head of Compliance and your appropriate ExCo member.

If you are serving as an officer, or director of an external entity, you should:

"Not attempt to influence or take part in any vote or decision that may lead to the use of a Pictet product or service by the external entity, or result in the conferring of a special benefit to Pictet by the external entity and ensure that the external entity's records reflect your abstention;

"Relinquish any responsibility you may have for any Pictet relationship with the external entity unless acting as a representative of Pictet; and

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"Be satisfied that the external entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices.

4.7.1 Additional comments where employees act as officers of a client entity

"The holding of the position in a client entity is fully covered by the ordinary compensation received by the employee. Any additional compensation is subject to the express consent of the relevant Global Co-Head of PAM Compliance and HR, as well as the relevant ExCo member.

"If the client relationship with Pictet is terminated, the employee must notify the Heads of PAM HR and Compliance, as the employee may need to resign as an officer / director of the client entity.

"If an employee ceases to be employed by the Pictet group, then the employee undertakes, as may be necessary, to resign from the bodies of all legal entities set up by the Pictet group for or on behalf of clients.

4.7.2 Annual declaration by all employees

On an annual basis, all employees are required to confirm to Compliance details of any firms to which they serve as directors.

5 RESPECTING PICTET CONFIDENTIAL INFORMATION

5.1 In General

You shall treat confidential information as such and disclose non-public information concerning our clients, our Group or any of our employees only as required to do so by law or regulation or with appropriate consent. You shall use confidential information only for valid business purposes or as agreed and will under no circumstances use it for your personal or any other person's gain.

You shall maintain effective controls and monitoring whenever confidential and sensitive information is used or transferred, to prevent it from being transmitted to any person outside the Group, including family or friends, or even to colleagues who do not need such information to perform their jobs. Any documents you keep or create relating to the business of the Group are and remain the property of the Group, even after your employment relationship has terminated.

We adhere to the highest international standards of information security, including with respect to cyber security management. We apply due care when receiving, handling and storing data, and adhere to pre-defined data security standards and procedures designed to prevent unauthorised access, use, modification or destruction.

5.2 Client Information

We collect, maintain and use our clients' personal information in a manner that allows us to provide them with choices and options for products and services, as permitted by law, and consistent with the Pictet Group Privacy Policy, which is available on the PAM web- site.

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To this end, we strive to maintain appropriate systems and technology and, accordingly, to train employees with access to such information. When we use other companies to provide services for us, we require them to protect the personal and confidential information they receive. You will protect personal and confidential information about our clients and use it appropriately. Moreover, you should ensure that client information is used only for authorised purposes relating to your position and job responsibilities and shared only with authorised persons.

5.3Talking to the Press 5.3.1 Background

From time to time, certain employees may be approached by the press for comment (verbal or written), which can be in many different forms including face to face interviews, telephone questions and answers and written commentary.

In respect of relations with the press, all employees must adhere to "Directive 49 – Communication" in respect of appropriate prior approval and internal notification, and section 5.3.2. As a general rule, any initiative regarding external communication must be conducted in compliance with prevailing regulatory and legal requirements.

The following paragraph sets out in more detail the specific requirements covering the minimum standards that all employees must adhere to in complying with the Group Directive.

These standards focus on front office investment (e.g. investment managers and analysts) and senior Distribution employees, who may be called upon to communicate with the press in their area of expertise. Other employees would not typically be expected to communicate with the press and, if approached, must refer in all cases directly to Group Corporate Communications, and obtain their consent before replying to questions from the media.

5.3.2 Minimum Standards

"Only Investment employees specifically approved by their CIO, and Distribution employees specifically approved by the Head of Intermediaries or Head of Institutional, (or Country Heads at the discretion of the Heads of Intermediaries / Institutional) are deemed to be "defined specialist" for the purposes of Directive 49 and these minimum standards. A central list of these defined specialists is maintained by Group Corporate Communications. However, if in doubt refer to your CIO or the Heads of Intermediaries / Institutional as appropriate;

"Defined specialists should only speak about their area of specialty;

"Defined specialists must proactively seek and receive prior approval from Group Corporate Communications before communicating with the press;

"If asked to comment on a specific stock or bond, the individual must declare that they may have a direct or indirect economic interest in that stock or bond (but note below regarding short positions);

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"In no circumstances can specific stock/bond comments be made where net short positions are held in portfolios within the expert commentator's area of responsibility;

"It must be assumed in all cases that any comments made will, or may be specifically attributable to an individual and/or Pictet, and, therefore, individuals communicating with the press must ensure that they do so with the utmost integrity and professionalism and in compliance with all relevant regulatory requirements (e.g. Market Behaviour Rules – especially concerning rumours and price sensitive information); and

"Approved individuals must ensure they have received appropriate media training and maintain training records as necessary.

5.4Pictet Proprietary Information

You shall not release to any person or entity not officially connected with the Group any non-public information about the Group, regulatory examination reports, internal audit reports and other internal reviews, presentations, policies and procedures, meeting minutes, documents or notes without appropriate approval, except as required by law or regulation.

This obligation survives your employment with Pictet. Pictet has proprietary rights in any materials, products or services that you create, which relates to your work at Pictet, that use Pictet's resources (equipment, etc.) or that are created during your regular working hours. You must disclose such materials, products or services to Pictet.

6 PICTET GROUP GOVERNANCE PILLARS

6.1 Management Commitment and Communication

Board members and senior management set the tone at the top by acting as role models, ensuring that an appropriate compliance culture is disseminated throughout the Group in line with the agreed risk tolerance levels and sanctioning any unacceptable behaviour.

This starts with the Group's Partners and permeates through all the Group Entities' Boards of Directors and Management Committees and business line Executive Boards and Executive Committees. Compliance as a day-to-day expected behaviour is enshrined in the Group's values and guiding principles.

The principles on which Pictet has thrived over two centuries – independence, long-term thinking, partnership, responsibility and entrepreneurial spirt have remained unchanged. Our purpose is "to build responsible partnerships with our clients and the companies we invest in".

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6.2 Incentives

The way in which we remunerate both employees and business partners (e.g. external asset managers, business referrers and distributors) is designed to facilitate responsible business conduct and fair treatment of customers and to avoid conflicts of interest. When determining remuneration, factors such as customer satisfaction, product retention, compliance with established standards, satisfactory audit/compliance reviews and results from incident/complaint reviews are taken into consideration.

6.3 Employees Qualifications and Training

We ensure that all employees are properly qualified and trained for the service they provide before they can exercise their activity, and undergo continuing professional development as required for their position and level of responsibility. Mandatory induction training is provided to new employees on arrival and regular refresher training as needed.

6.4 Three Lines of Defence

Primary responsibility for day-to-day compliance rests with line management and respective employees in business, operations and administrative functions, i.e. the first line of defence. Line managers ensure that regular critical controls are duly carried out and corrective action taken in due time.

Our control and support functions act as a second line of defence, providing instructions and advice to first-line employees and line management on regulatory requirements. The primary objective of these control and support functions is to anticipate, detect and evaluate risks and to assist management in mitigating them, where necessary carrying out their own controls.

A third line of defence is provided by the Internal Audit function.

Notwithstanding the above, the first line shall not rely on either the second or third lines of defence to compensate for any shortcomings.

6.5 Monitoring and Control

We put the necessary resources into monitoring mechanisms, including both systems and human surveillance means, to ensure strict compliance with the Group's established standards. We use risk indicators to identify the level of compliance and any potential breach, for timely reporting and escalation to top management. We retain, review and inspect communications made using e-mail, voice and other electronic communications systems provided by the Group.

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7 DATA RETENTION

The SEC, FCA, FINMA and other regulators requires that regulated firms retain all messages (including e-mail, Bloomberg, KIT, and Skype) sent by employees for 5 years, unless stricter local requirements apply. (e.g. in Switzerland the requirement is 10 years). As a result, all inbound and outbound messages for employees of PAM including internal and personal messages are retained, including those deleted by employees.

Under relevant data protection and secrecy laws, we are required to protect the confidentiality of personal messages. Therefore, whilst we retain all employees' messages, the following procedures are in place to ensure compliance with these requirements:

"Only Compliance and a restricted number of Administrators have access to messages and may carry out periodic monitoring of messages as required by SEC rules, and as recommended by relevant regulators.

"Where any other person needs access to messages, this will require the approval of, and supervision by Compliance. Access will only be granted for business use, which will include compliance monitoring and investigations.

"In all cases where access to messages is granted, Compliance and any other person reviewing messages will disregard any private messages as soon as it becomes obvious that a message is private and has no bearing on PAM's or Pictet's business, or any investigation being undertaken, and will not copy or forward or use in any other way any such private messages.

"In the event of a regulatory inspection, the SEC, FINMA, FCA and other regulatory inspectors are required to respect the privacy of private messages where they have no bearing on the business of PAM or Pictet.

All messages you send or receive will be retained for at least 5 years, (10 in Switzerland)

During an inspection a regulator could ask to view any person's messages, although the SEC should only review those mails relating to US clients, who have signed an agreement with PAM LTD, PAM SA, PAM US or PAM (S), and not another entity such as Banque Pictet & Cie SA.

However, there are some PAM employees such as CRM, Sales, Operations and MIS, who have relationships with both SEC and non-SEC clients. They will be considered as "double-hatted". If the SEC requires the e-mail of a "double-hatted" employees, all his / her e-mails for the period requested by the SEC will have to be printed and any name / identification of non-SEC clients will have to be redacted. This process will be overseen by Compliance, and as this task will be very time consuming, the number of double-hatted employees should be strictly limited.

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8 PAM SECURITY POLICY

PAM has set-up a dedicated IT network with the aims of providing PAM users with a security policy that is adapted to institutional asset management standards. The PAM Security Policy thus amends the standard security rules and directives of the Pictet Group. However, the PAM Security Policy does not aim to be exhaustive, so whenever an item is not specifically covered within the PAM Policy, the standard Group rules and directives do apply.

The PAM Security Policy can be found by clicking on the attached link below, and all employees are required to read and comply with this policy.

https://kit.am.pictet/knowledge/category/11-technology/98-pam-security-policy/documents

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APPENDIX A – DEFINITION OF BENEFICIAL OWNERSHIP

"Beneficial ownership", for purposes of this Code, shall be determined in accordance with the definition of "beneficial owner " set forth in Rule 16a-1(a) under the US Securities Exchange Act of 1934, as amended, i.e. a person must have a "direct or indirect pecuniary interest" to have "beneficial ownership". Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities:

"Securities held in the person's own name;

"Securities held with another in joint tenancy, community property or other joint ownership;

"Securities held by a bank or broker as nominee or custodian on such person's behalf of securities pledged as collateral for a loan;

"Securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including unmarried partner), sibling, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships);

"Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities;

"Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions;

"Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

"Securities held by a general partnership or limited partnership in which the person is a general partner;

"Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company);

"Securities in a portfolio giving the person certain performance related fees; and

"Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

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APPENDIX B – TEMPLATE LETTER TO REQUEST BROKER TO SUPPLY COPY INFORMATION ON PERSONAL ACCOUNTS TO COMPLIANCE

[BROKER NAME]

[BROKER ADDRESS]

For the Attention of the Compliance Department

Re [insert employee name] – account no. [insert account number(s)]

[Insert employee name] is an employee of [insert Pictet entity name ] As an employee of [insert Pictet entity name ], duplicate statements of all trading accounts listed above (in- cluding at least quarterly transaction reports and a full statement of holdings as at 30 June each year, with nil statements as necessary), and any confirmation of trades executed within those accounts must be delivered via e-mail to the Compliance department at :

[Please select appropriate e-mail address from below:

PAM_Compliance_Asia@pictet.com	for Hong Kong, Taiwan, China and Singapore
employees
PAM_Compliance_LUX	-	for all employees of PAM E SA and its
branches
compliance_PAMSA@pictet.com -	for all PAM SA employees
compliance_ldn@pictet.com	-	for PAM Ltd, PAM USA and PAM Inc em-
ployees

Statements should be sent on at least a quarterly basis, as at 31 March, 30 June, 30 Sep- tember and 31 December.

If you require any further information, please contact the compliance contact at the above e-mail address.

Yours Sincerely

[Name of employee]

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